KOHL'S CORPORATION REPORTS DECEMBER COMPARABLE STORE SALES

6th Consecutive Month of Comparable Store Sales Increases

Raises Fourth Quarter Earnings per Share Guidance

MENOMONEE FALLS, WI, -- (Business Wire) - January 7, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the five-week month ended January 2, 2010 increased 8.8 percent from the five-week month ended January 3, 2009. On a comparable store basis, sales increased 4.7 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our December results reflect consistent results as all of our lines of business and all regions achieved positive comparable sales increases. We continue to see strong increases in transactions per store, indicating customers are selecting Kohl's when they choose to shop, while maintaining their conservative spending. We are pleased that our best sales performance of the year occurred in the most important month of the year."

From a regional perspective, the Southwest region led the company, as it has throughout most of 2009. From a line-of-business perspective, Footwear and Accessories reported the strongest comparable store sales increases.

As a result of its quarter-to-date performance and the assumption of a flat comparable store sales result in January, the Company is raising its fourth quarter earnings per share guidance from $1.14 to $1.24 per diluted share to $1.28 to $1.30 per diluted share.

	Fiscal Period Ended		% Change
	Jan. 2,	Jan. 3,	All	Comp
	2010	2009	Stores	Stores
($ in millions)
Month	$ 3,014	$ 2,770	8.8%	4.7%
Quarter-to-date	4,884	4,515	8.2	4.2
Year-to-date	16,380	15,669	4.5	0.2

As of January 2, 2010, the Company operated 1,059 stores in 49 states, compared to 1,004 in 48 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EST on Thursday, January 7, until 8:30 PM EST on Friday, January 8. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales and earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,059 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $126 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464